Mark Dresner
                                                            (Media)
                                                            732-205-6282
                                                                or
                                                            Peter Martin
                                                            (Investor Relations)
                                                            732-205-6106
                                                            Ref. # C1267


FOR IMMEDIATE RELEASE

ENGELHARD TO PURCHASE UP TO 13.9% OF ITS SHARES;
REMAINDER OF MINORCO STAKE TO BE SOLD IN PUBLIC OFFERING



ISELIN, NJ, March 2, 1999 - Engelhard Corporation (NYSE:EC) announced today that it has reached agreement to purchase approximately 18 million shares of Engelhard stock owned by Minorco, with the remainder of Minorco's 31.8% stake (approximately 28 million shares) to be sold through an underwritten public offering. Engelhard has filed a shelf registration on Form S-3 for those 28 million shares.

                  Minorco, a Luxembourg company, previously announced its intention to divest its interest in Engelhard prior to the combination of its business with those of Anglo American Corporation of South Africa Limited, which is expected to occur by the end of May 1999.

                  Under  terms  of  the   agreement,   Engelhard  will  purchase
approximately 18 million shares at $18.90 per share or the price received by Minorco in the secondary offering less


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                                      -2-

the underwriting spread, whichever is lower. Engelhard also has agreed to purchase up to an additional two million shares if available at the end of the offering. The 20 million shares represents 13.9% of Engelhard's total shares outstanding. In addition, Minorco will compensate Engelhard for the costs and expenses incurred in connection with the transaction.

                  Engelhard anticipates initially financing the purchase with short-term debt and intends to take steps to reduce its total debt going forward. It is reviewing its portfolio to identify non-core assets and businesses for potential sale and exploring ways to further reduce operating expenses. The buy-back is expected to be accretive to earnings per share.

                  Englehard's purchase of shares and the secondary offering are expected to be completed no later than the middle of April 1999.

                  Engelhard   Corporation   is  a   world-leading   provider  of
environmental technologies, specialty chemical products, engineered materials and related services.

                                      # # #

A registration statement relating to the securities to be sold by Minorco in the public offering has been filed with the Securities and Exchange Commission, but has not yet become effec-


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                                      -3-

tive. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.



Note: This news release contains forward-looking statements. There are a number of factors that could cause Engelhard's actual results to vary materially from those projected in the forward-looking statements. For a more thorough discussion of these factors, please refer to page 22 of Engelhard's 1997 Form 10-K.